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                                                                                                                      Exhibit 12

                                                      TUCSON ELECTRIC POWER COMPANY
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                             (IN THOUSANDS)

                                       12 Months Ending
                                          September 30,   December 31,   December 31,   December 31,   December 31,   December 31,
                                               1998           1997           1996           1995           1994           1993
                                        ---------------   ------------   ------------   -----------   ------------    ----------
Fixed Charges:
  Interest on Long-Term Debt                 74,068           63,573         59,647         69,174         69,353         68,053
  Other Interest*                            11,707            9,640         11,721          9,113          7,591          9,175
  Interest on Capital Lease Obligations**    83,192           83,019         84,383         83,986         82,511         81,932
                                            -------          -------        -------        -------        -------        -------
Total Fixed Charges                         168,967          156,232        155,751        162,273        159,455        159,160



Net Income                                   34,603           83,572        120,852         54,905         20,740        (25,816)

Add (Deduct):
  Income Taxes - Operating Expense           17,625           19,297          9,795          8,920            (91)           (91)
  Income Taxes - Other                         (713)         (41,401)       (91,950)       (29,356)        (4,820)        (5,186)
  Total Fixed Charges                       168,967          156,232        155,751        162,273        159,455        159,160
Total Earnings before Taxes and Fixed       --------         --------       --------       --------       --------       --------
  Charges                                   220,482          217,700        194,448        196,742        175,284        128,067


Ratio of Earnings to Fixed Charges            1.305            1.393          1.248          1.212          1.099          0.805


* Excludes recognition of Allowance for Borrowed Funds Used During Construction. ** Capital Lease Interest Paid from Statement of Cash Flows.
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